EXHIBIT 99.1

OHA Investment Corporation Reports Third Quarter 2015 Results

NEW YORK, Nov. 9, 2015 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the "Company") today announced its financial results for the third quarter of 2015, which included net investment income of $2.1 million, or $0.10 per share. Management will discuss the quarterly results summarized below on a conference call on Tuesday, November 10, 2015, at 10:00 a.m. Eastern Time.

Summary results for the quarter ended September 30, 2015:

Total investment income: $5.1 million, or $0.25 per share

Net investment income: $2.1 million, or $0.10 per share

Net realized and unrealized losses: $8.7 million, or $0.43 per share

Net asset value: $135.4 million, or $6.71 per share

New portfolio investments during the quarter: $8.9 million

Fair value of portfolio investments: $193.1 million

Portfolio Activity

The fair value of our investment portfolio was $193.1 million at September 30, 2015, increasing 10% compared to December 31, 2014. During the third quarter of 2015, the Company made $8.9 million of new investments, all outside the energy industry, and had realizations totaling $5.4 million. The concentration of our investment portfolio in the energy sector decreased to 47% at September 30, 2015, compared to 64% at December 31, 2014 and 74% at September 30, 2014. The current weighted average yield of our portfolio based on the cost and fair value of our investments was 8.5% and 10.1%, respectively, as of September 30, 2015.

Our new investments added in the third quarter included a $4.2 million purchase of first lien senior secured notes issued by Synarc-BioCore Holdings, known as Bioclinica, a provider of specialty outsourced services to pharmaceutical sponsors, contract research organizations and biotechnology companies, a $3.1 million addition to our investment in a second lien term loan to Appriss Holdings, and a $1.8 million purchase of senior unsecured notes issued by TIBCO Software, a software company focused on middleware, event processing and business intelligence and analytics.

We placed our investment in ATP Oil & Gas Corporation/Bennu Oil & Gas LLC on non-accrual during the quarter, with income recognized to the extent of cash received.

Realizations during the quarter totaled $5.4 million and consisted of the full repayment of our Huff Energy Holdings senior secured term loan, ORRI and warrants in the amount of $5.0 million and scheduled amortization on existing investments.

Operating Results

Investment income totaled $5.1 million for the third quarter of 2015, decreasing 8.7% compared to $5.6 million in the corresponding quarter of 2014. The decrease in investment income during the third quarter of 2015 was primarily as a result of two of our investments being placed on non-accrual status during the fourth quarter of 2014 and a lower weighted average yield on portfolio investments. The current weighted average yield on portfolio investments, on a cost basis, decreased to 8.5% at September 30, 2015 from 10.4% at September 30, 2014. Our average portfolio balance, on a cost basis, increased to $229.1 million during the third quarter of 2015 from $175.5 million during the third quarter of 2014, primarily as a result of volume of new investments exceeding the volume of realizations in 2015.

Operating expenses for the third quarter of 2015 were $3.0 million, a decrease of $5.3 million, or 64.0%, compared to operating expenses for the third quarter of 2014. The decrease was attributable to one-time charges incurred in 2014 and lower management fees in 2015, partially offset by higher borrowing costs. Expenses in the third quarter of 2014 included $5.4 million of costs related to our strategic alternatives review process that did not recur in 2015. Management and incentive fees in the third quarter of 2015 were $0.5 million, or 39.6%, lower than in the third quarter of 2014, reflecting the lower fee structure of our investment advisory agreement with Oak Hill Advisors, L.P., as compared to the fee structure with our previous investment advisor. The decrease in expenses were partially offset by $0.6 million in higher borrowing costs in the third quarter of 2015.

The resulting net investment income was $2.1 million, or $0.10 per share, for the third quarter of 2015, compared to $2.8 million of net investment loss, or $0.14 per share, for the third quarter of 2014.

We recorded net realized and unrealized losses on investments totaling $8.7 million, or $0.43 per share, during the third quarter of 2015, compared to $3.3 million, or $0.16 per share, during the third quarter of 2014. Losses recorded in the third quarter of 2015 totaled $9.2 million. Major components of the losses were reductions in the fair value of our investments in the Castex Energy 2005 redeemable preferred units, the Talos Production senior unsecured notes, the limited-term overriding royalty interest in certain oil and gas properties operated by Bennu Oil and Gas (formerly operated by ATP Oil & Gas Corporation) and the Contour Highwall senior secured term loan.

Overall, we experienced a net decrease in net assets resulting from operations of $6.6 million, or $0.33 per share, for the third quarter of 2015. After declaring a quarterly dividend during the period of $0.12 per share, our net asset value decreased 6.3%, from $7.16 per share as of June 30, 2015 to $6.71 per share as of September 30, 2015.

Stock Repurchase Plan

In March 2015, our Board of Directors authorized the Company to repurchase up to $2.4 million of the Company's common stock. For the three months ended September 30, 2015, we repurchased 74,214 shares of our common stock in the open market at a weighted average price of $5.72 per share, totaling $0.4 million. For the nine months ended September 30, 2015, we repurchased a total of 444,030 shares for $2.4 million at a weighted average price of $5.46 per share. Repurchases under the program were accretive to beginning of the year NAV by $.04 per share. This completes the stock repurchase program and represents the maximum amount of stock repurchases permitted by the Company's credit facility.

Repurchases initiated after March 31, 2015 were made pursuant to a plan executed in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

Webcast / Conference Call at 10:00 a.m. Eastern Time on November 10, 2015

We invite all interested persons to participate in our conference call on Tuesday, November 10, 2015 at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company's website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Investments in portfolio securities at fair value
Control investments (cost: $28,608 and $28,661, respectively)	$2,000	$6,275
Affiliate investments (cost: $18,385 and $17,986, respectively)	19,087	17,430
Non-affiliate investments (cost: $185,616 and $153,100, respectively)	171,973	152,458
Total portfolio investments (cost: $232,609 and $199,747, respectively)	193,060	176,163
Investments in U.S. Treasury Bills at fair value (cost: $50,001 and $30,600, respectively)	50,001	30,600
Total investments	243,061	206,763
Cash and cash equivalents	15,516	31,455
Accounts receivable and other current assets	518	316
Interest receivable	1,978	2,090
Deferred loan costs and other prepaid assets	724	1,551
Total current assets	18,736	35,412
Total assets	$261,797	$242,175

Liabilities
Current liabilities
Accounts payable and accrued expenses	$2,156	$1,908
Management and incentive fees payable	758	695
Distributions payable	2,421	3,299
Income taxes payable	56	109
Repurchase agreement	49,000	—
Short-term debt	72,000	30,000
Total current liabilities	126,391	36,011
Long-term debt	—	52,000
Total liabilities	126,391	88,011
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,616,422 shares issued and outstanding, respectively	20	21
Paid-in capital in excess of par	242,048	244,473
Undistributed net investment loss	(5,133)	(4,565)
Undistributed net realized capital loss	(65,099)	(65,298)
Net unrealized depreciation on investments	(36,430)	(20,467)
Total net assets	135,406	154,164
Total liabilities and net assets	$261,797	$242,175
Net asset value per share	$6.71	$7.48

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the three months ended September 30,
	2015	2014
Investment income:
Interest income:
Interest income	$4,065	$4,500
Dividend income	1,010	1,010
Royalty income, net of amortization	11	32
Other income	2	31
Total investment income	5,088	5,573
Operating expenses:
Interest expense and bank fees	957	405
Management and incentive fees	758	1,254
Costs related to strategic alternatives review	—	5,352
Professional fees	509	210
Other general and administrative expenses	777	1,123
Total operating expenses	3,001	8,344
Income tax provision, net	6	17
Net investment income	2,081	(2,788)

Net realized capital gain on investments	(33)	962
Net unrealized depreciation on investments	(8,695)	(4,253)

Net decrease in net assets resulting from operations	$(6,647)	$(6,079)

Net decrease in net assets resulting from operations per common share	$(0.33)	$(0.30)

Distributions declared per common share	$0.12	$0.16
Weighted average shares outstanding - basic and diluted	20,177	20,500

Per Share Data (1)

Net asset value, beginning of period	$7.16	$8.57

Net investment income	0.10	(0.14)
Net realized and unrealized loss on investments	(0.43)	(0.16)
Net decrease in net assets resulting from operations	(0.33)	(0.30)
Distributions to common stockholders
Distributions from net investment income	(0.12)	(0.16)
Net decrease in net assets from distributions	(0.12)	(0.16)
Effect of shares repurchased, gross	—	—

Net asset value, end of period	$6.71	$8.11

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACT: Robert W. Long - President and Chief Executive Officer
         Cory E. Gilbert - Chief Financial Officer and Treasurer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
         James David - James-David@kekst.com